Exhibit 10.20

SECOND AMENDMENT TO THE
 PREMISES LEASE AND USE AGREEMENT

THIS SECOND AMENDMENT TO THE PREMISES LEASE AND USE AGREEMENT (the “Second Amendment”) is made by and among THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard. Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA - OPERATIONS LLC. a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road. 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

W I T N E S S E T H :

WHEREAS, the Authority and Rail Company entered into that certain Premises Lease and Use Agreement dated January 22, 2014, as amended by that certain First Amendment to the Premises Lease and Use Agreement dated September 25, 2015 (the “Agreement”); and

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the Parties desire to amend terms of the Agreement relating to the extension of the Escrow Term and other matters.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.             Recitals. The foregoing recitals are true and correct and are hereby incorporated as covenants and agreements and are made a part hereof.

2.             Definitions. Capitalized terms shall have the meaning ascribed to them in the Agreement unless modified herein.

3.             Article 2: Term. Article 2 of the Premises Lease and Use Agreement is hereby amended, deleted and replaced with the following:

This Agreement shall commence upon the Effective Date. Rail Company’s obligation to pay rent shall commence upon the earlier of (i) commencement of Rail Company’s revenue-generating Rail Transportation Business at the Airport (“Revenue Operations”) following completion of the Improvements to be completed by Rail Company pursuant to Section 6.02 hereof, or (ii) the Authority’s Substantial Completion of the South Airport APM Complex (the “Rent Commencement Date”). The term of this Agreement shall expire on the date that is fifty (50) years from Rent Commencement Date (hereinafter referenced to as the “Term”), unless sooner terminated in accordance with the terms and provisions hereof. The obligation of Rail Company to begin operation of it Rail Transportation Business is estimated to commence as provided in the Master Timeline as provided in the Rail Line Easement Agreement; provided, however. Rail Company’s obligation to commence its Rail Transportation Business is conditioned upon the Authority causing (i) the completion of the Rail Station Building (including all punch list items), (ii) completion of the Platform, (iii) the completion of all access roads so that the Rail Station Building has legal ingress and egress, and (iv) completion of the APM. The obligation of Rail Company to pay amounts owed hereunder for its use of the Premises shall survive expiration or earlier termination until such amounts are paid in full. It is the intention of the Authority and Rail Company that on the date that Rail Company commences its Rail Transportation Business, that all construction work in connection with the Rail Station Building, the Improvements and all other ancillary improvements shall be one hundred percent (100%) completed with no punch list items or other unfinished or defective items and all ancillary services which serve the Rail Station Building (including, without limitation, rental car services, concessions, etc.) shall be fully operational so that passengers, customers, guests and others who enter the Rail Station experience a fully operational passenger rail station with all complementary amenities. If the Rail Company has commenced Revenue Operations and the operations by the rental car facilities on the Airport serving the Rail Station Building has not commenced, Rail Company shall receive a day for day credit against Rent until the commencement of operations by the rental car facilities

City Council Meeting: 1-25-16
Item: J-2 Documentary: 160125J02

               4.             Article 3: Premises. Paragraphs 1 and 2 of Section 3.01 entitled Premises are hereby amended by deleting them in their entirety and replacing same with the following:

1.          The Premises is to be 35,494.02 square feet located on the first and fourth floor of the Rail Station Building, which includes hold rooms, ticket counters baggage operations and back office, and approximately 73,867.44 square feet of Platform on the third floor, all of which is more specifically depicted on Exhibit “B.”

2.          The Design for the Rail Station Building is nearly complete and the parties agree the attached Exhibit “B” depicts the Premises and Platform that will be constructed,. Any subsequent changes to the Premises, except as set forth herein, shall be evidenced by an amendment to this Agreement.

5.              Fair Market Rental Value Section 4.01 entitled Determination of Fair Market Rental Value and Section 4.03 entitled Change in Annual Rent are hereby amended by deleting them in their entirety and replacing same with the following:

4.01          Determination of Fair Market Rental Value. The initial Fair Market Value for the annual rental of the Premises including conditioned space (i.e., hold rooms, back office, and ticket counters), and unconditioned space (i.e., Platform, baggage handling) shall be determined by applying the then current rate making model for airlines excluding debt service, miscellaneous direct reimbursements, airline equipment requirements, baggage system expenses, FIS requirements and available PFC Revenues.

In the event the then Fair Market Value of the Premises has not been determined until after the date upon which the required adjustment is to become effective, the annual rent previously in effect shall continue until such Fair Market Value and the new annual rent is determined. Once determined, the new annual rent shall become effective, retroactive to the date upon which such adjustment was required, and within ten (10) days after the Rail Company has received notice of the new annual rent, Rail Company shall pay to the Authority any additional annual rent that is due and owing, if any. The rate making model is the same as used for determining rental rates for airlines at the North Terminal Complex with the exception that it does not include debt service.

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4.03          Change in Annual Rent. The initial determination of the annual rent shall be as described above in Section 4.01 and shall be fixed for five (5) years commencing on the Rent Commencement Date. Thereafter, the Authority and Rail Company agree that, once every five (5) years the then current rate making model for airlines shall be applied, but shall not include debt service, miscellaneous direct reimbursements, airline equipment requirements, baggage system expenses, FIS requirements and available PFC Revenues to determine the Fair Market Value for conditioned space and unconditioned space. The rate making model uses a commercial compensatory ratemaking methodology in order to recover from the Rail Company its fairly allocated share of Airport costs in accordance with the U.S. Department of Transportation’s Policy Regarding Airport Rates and Charges. 61 Fed. Reg. 31994 (June 21, 1996) and other applicable law. The annual rent shall be adjusted for each such five (5) year period based on the then current rate making model but in no event shall the annual rent be reduced and shall not be increased by more than 35%.

6.              Article 5: Rail Station Building Design. Paragraphs 4 and 6 of Section 5.01 entitled Design Coordination of the Premises Lease and Use Agreement are hereby amended, deleted and replaced with the following:

4.          The design of the Rail Station Building is complete and has been approved by Rail Company

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6.          The Authority, at the Rail Company’s sole cost and expense, shall design the Rail Station Building to include the primary infrastructure for the following services inside the Premises for use by Rail Company and, subject to the approval and funding of the same pursuant to the Early Work Funding Agreement, the Authority shall install the infrastructure for same as part of the Rail Station Building: HVAC, electrical, plumbing, fire protection, fire alarm and telephone/communications/information technology. To facilitate the Authority’s completion of the design of such systems as part of the Rail Station Building, the Rail Company shall provide the information needed by the Authority to coordinate design loads required for such systems. Subject to funding pursuant to the Embankment Work Funding Agreement, the Authority shall, at Rail Company’s expense, complete the procurement and installation of the infrastructure for such systems, attached hereto as Exhibit “J”, as part of the Rail Station Building (the “Primary Infrastructure Work”).

Because the funding of the Primary Infrastructure design and installation must occur prior to satisfaction of the Escrow Conditions, the obligation of the Rail Company to fund the costs are set forth in the Embankment Funding Agreement.

7.             Article 9: Operation and Maintenance of the Airport: Section 9.04(1) entitled Security for Performance of the Premises Lease and Use Agreement is amended and replaced with the following:

9.04(1) Rail Company shall provide the Authority within thirty (30) days after the Revenue Operations with a contract bond, irrevocable letter of credit or other similar security reasonably acceptable to the Authority (“Performance Security”) in an amount equal to one (1) year annual rental payable by Rail Company pursuant to Article 4, to guarantee the faithful performance by Rail Company of its obligations under this Agreement and the payment of all rentals, fees and charges due hereunder. Rail Company shall be obligated to maintain such Performance Security in effect until the expiration of sixty (60) consecutive months following the commencement of Revenue Operations (the “Performance Security Termination Date”). If no Event of Default exists as of the Performance Security Termination Date, the Performance Security shall be returned to Rail Company within thirty (30) days. If an Event of Default exists as of the Performance Security Termination Date, the Performance Security shall be returned to Rail Company within thirty (30) days after the Event of Default is cured. Such Performance Security shall be in a form and with a company reasonably acceptable to the Authority and licensed to do business in the State of Florida. In the event that any such Performance Security shall be for a period less than the full period required by this Section or if Performance Security shall be canceled. Rail Company shall provide a renewal or replacement Performance Security for the remaining required period at least thirty (30) days prior to the date of such expiration or cancellation. The Authority may waive any requirement herein in its exclusive discretion.

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[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have each caused this Second Amendment to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION
ATTEST	AUTHORITY
/s/ Dayci S. Burnette-Snyder
Dayci S. Burnette-Snyder,	By:	/s/ Phillip N. Brown
Assistant Secretary		Phillip N. Brown, A.A.E.,
Date: December 23, 2015		Executive Director

APPROVED AS TO FORM AND LEGALITY this 21st day of December, 2015, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

	By	/s/ Marchena and Graham
Marchena and Graham, P.A.

ALL ABOARD FLORIDA – OPERATIONS LLC

ATTEST:	/s/ Kolleen Cobb	By:	/s/ Vincent Signorello
	Kolleen Cobb, Secretary		Vincent Signorello, Vice President

Date: December 18, 2015

TWO WITNESSES:

/s/ Donna Wright
Printed Name:	Donna Wright

/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

STATE OF FLORIDA          )
county of Miami-Dade         )

The foregoing instrument was acknowledged before me this 18th day of December, 2015, by Vincent Signorello, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

/s/ Jessica Alvarez
Notary Public
Notary Public	JESSICA ALVAREZ	Print name:
STATE OF FLORIDA	MY COMMISSION #FF 030333	My commission expires:
EXPIRES: October 23, 2017
Bonded Thru Notary Public Undewriters

JOINDER

The City of Orlando hereby joins in the Orlando International Airport Premises Lease and Use Agreement dated January 26, 2016 between the Greater Orlando Aviation Authority and All Aboard Florida - Operations LLC, solely to acknowledge the City’s consent to the term of the Lease.

Dated: January 26, 2016.

ATTEST:	CITY OF ORLANDO

/s/ Celeste Brown	By:	/s/ Antonio Ortiz
	Name:	Antonio Ortiz
	Title:	Mayor Pro Tem

 [OFFICIAL SEAL]

STATE OF FLORIDA
COUNTY OF ORANGE

Before me. the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared  Antonio Ortiz and  Celeste Brown respective Mayor Pro Tem and City Clerk of the City of Orlando, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said City of Orlando, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange. State of Florida, this 27 day January 2016.

/s/ Carolyn A. Skuta
Notary Public
Notary Public	CAROLYN A. SKUTA	My commission expires:
State of Florida	Notary Public - State of Florida
My Comm Expires Apr 4, 2017
Commission # EE 858548
Bonded Through National Notary Assn